Exhibit 99.2

5281 California Ave Suite 100 Irvine, California 92617 urovant.com

Urovant Sciences Enters into $300 Million Term Loan Agreement with

Sumitomo Dainippon Pharma

IRVINE, Calif. and BASEL, Switzerland, December 30, 2019/Business Wire – Urovant Sciences (Nasdaq: UROV) (“Urovant”), announced today that it has entered into a $300 million term loan facility with Sumitomo Dainippon Pharma Co., Ltd. (TSE: 4506) (“Sumitomo Dainippon Pharma”), a leading global Japanese pharmaceutical company. Urovant plans to use proceeds from this facility to repay existing debt, fund ongoing development projects, fund the initial commercial launch of vibegron if approved by the FDA, and for general corporate purposes.

Under the terms of the agreement, Sumitomo Dainippon Pharma will provide Urovant with a $300 million low interest, interest-only, five-year term loan facility, with no repayments due until the end of the term. Loans drawn from the facility will bear interest of LIBOR plus 3.0% with interest payable quarterly and with no principal repayments due until the end of the five-year term. Within five business days following the closing, Urovant expects to borrow $87.5M under this facility of which approximately $48 million will be used to repay Urovant’s outstanding Hercules Capital loans in full. Future borrowings are expected to be on a quarterly basis under the terms and conditions of the agreement and Sumitomo Dainippon Pharma expects to continue to support Urovant through profitability.

“We are pleased with the term loan facility and the additional flexibility it provides Urovant as we prepare to file our New Drug Application for vibegron, which has the potential to be a best-in-class prescription treatment for patients suffering from overactive bladder,” said Keith Katkin, Chief Executive Officer of Urovant. “Sumitomo Dainippon Pharma’s willingness to increase the size of the facility by $100 million from the originally agreed-upon $200M, demonstrates its belief in vibegron and their long-term commitment to Urovant. This $300 million loan facility provides Urovant with capital well into 2021, eliminating the need for any short-term equity financing.”

About Urovant Sciences

Urovant Sciences is a clinical-stage biopharmaceutical company focused on developing and commercializing innovative therapies for urologic conditions. The Company’s lead product candidate, vibegron, an oral, once-daily small molecule beta-3 agonist is being evaluated for overactive bladder (OAB). Vibegron reported positive data from the 12-week phase 3 pivotal EMPOWUR study and demonstrated favorable longer-term, efficacy, safety, and tolerability in a 40-week extension study. Vibegron is also being evaluated for treatment of OAB in men with benign prostatic hyperplasia (OAB+BPH) and for abdominal pain associated with irritable bowel syndrome (IBS). Urovant’s second product candidate, URO-902, is a novel gene therapy being developed for patients with OAB who have failed oral pharmacologic therapy. Urovant Sciences, a subsidiary of Sumitomo Dainippon Pharma Co., Ltd., intends to develop novel treatments for additional urologic diseases. Learn more about us at www.urovant.com.

About Sumitomo Dainippon Pharma Co., Ltd.

Sumitomo Dainippon Pharma is among the top-ten listed pharmaceutical companies in Japan, operating globally in major pharmaceutical markets, including Japan, the U.S., China and the European Union. Sumitomo Dainippon Pharma is based on the merger in 2005 between Dainippon Pharmaceutical Co., Ltd., and Sumitomo Pharmaceuticals Co., Ltd. Today, Sumitomo Dainippon Pharma has more than 6,000 employees worldwide. Additional information about Sumitomo Dainippon Pharma is available through its corporate website at https://www.ds-pharma.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that are not historical statements of fact and statements regarding the Company’s intent, belief or expectations and can be identified by words such as “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “likely,” “may,” “might,” “objective,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “strive,” “to be,” “will,” “would,” or the negative or plural of these words or other similar expressions or variations, although not all forward-looking statements contain these identifying words. In this press release, forward-looking statements include, but are not limited to, statements regarding Urovant’s plans to advance the clinical development of vibegron, and statements regarding Urovant’s expectations for the Sumitomo Dainippon Pharma loan facility. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to, risks associated with: the success, cost, and timing of Urovant’s development activities, including the timing of the initiation and completion of clinical trials and the timing of expected regulatory filings; the clinical utility and potential attributes and benefits of vibegron, including reliance on collaboration partners and the ability to borrow under the Sumitomo Dainippon Pharma loan facility or otherwise procure additional sources of financing; our intellectual property position, including the ability to identify and in-license or acquire third-party patents and licenses, and associated costs; and other risks and uncertainties listed in the Company’s filings with the United States Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in the Company’s most recently filed Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q filed with the SEC, as such risk factors may be amended, supplemented or superseded from time to time by other filings with the SEC. Given these risks and uncertainties, you should not place undue reliance on any forward-looking statements. These forward-looking statements are based on information available to Urovant as of the date of this press release and speak only as of the date of this release. Urovant disclaims any obligation to update these forward-looking statements, except as may be required by law.

Contacts

Investor inquiries:

Ryan Kubota

949.769.2706

ryan.kubota@Urovant.com

Media inquiries:

Media@Urovant.com